Exhibit 10.6
SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) made and entered into as of this 1st day of December, 2005, by and between SCI EXECUTIVE SERVICES, INC., a Delaware corporation (the “Company”) wholly owned by SERVICE CORPORATION INTERNATIONAL, a Texas corporation (the “Parent”), and R. L. WALTRIP (the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Company and the Employee entered into an Employment Agreement effective January 1, 1998, as amended by the First Amendment to Employment Agreement effective February 25, 2003 (the “Employment Agreement”), and the Parent guaranteed payment and performance under the Employment Agreement; and
     WHEREAS, this Second Amendment is intended to modify the Employment Agreement in order to comply with the applicable provisions of recently enacted Internal Revenue Code Section 409A.
     NOW THEREFORE, in consideration of the premises and the agreements herein contained, the parties intending to continue to be legally bound by the Employment Agreement as amended by this Second Amendment, hereby agree, effective as of December 31, 2005, as follows:
1.	Notwithstanding the applicable provisions of this Employment Agreement regarding timing of distribution of payments, the following special rules shall apply in order for this Employment Agreement to comply with IRC §409A: (i) to the extent any distribution to the Employee is payable at a time he is treated as a “specified employee” (as defined under IRC §409A) and to the extent such applicable provisions of IRC §409A require a delay of such distributions for a six month period after the date of such Employee’s separation of service with the Company, the provisions of this Employment Agreement shall be construed and interpreted as requiring a six month delay in the commencement of such distributions thereunder, and (ii) in the event there are any payments under this Employment Agreement that are required to be delayed by a six month period in order to comply with IRC §409A, the payments that would have been paid during such six month delay shall be accumulated and paid to the Employee in a single lump sum within five business days after the end of such six month delay, and (iii) the Company shall not have the discretion to prepay any continuing payments otherwise provided under this Employment Agreement.

2.	To the extent of any compliance issues under Internal Revenue Code Section 409A, the Employment Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.

3.	It is understood and agreed that the Second Amendment to this Employment Agreement shall not constitute “Good Reason” for purposes of this Employment Agreement.

4.	The terms and provisions of the Employment Agreement, as amended hereby, continue in full force and effect.
     IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from the Board, the Company have caused this Second Amendment to be executed as of the date first above written.

R. L. WALTRIP

/s/ R.L. Waltrip

“EMPLOYEE”

SCI EXECUTIVE SERVICES, INC.

BY: Name:	/s/ Curtis G. Briggs Curtis G. Briggs
Title:	Vice President
“COMPANY”
     Pursuant to due authorization from its Board of Directors, the Parent, by its execution hereof, absolutely and unconditionally guarantees to Employee the full and timely payment and performance of each obligation of the Company to Employee under the Employment Agreement as amended by this Second Amendment, waives any and all rights that it may otherwise have to require Employee to proceed against the Company for nonpayment or nonperformance, waives any and all defenses that would otherwise be a defense to this guarantee, and agrees to remain liable to Employee for all payment and performance obligations of the Company under the Employment Agreement as amended by this Second Amendment, whether arising before, on or after the date of this Second Amendment, until the Employment Agreement shall terminate pursuant to its terms.

SERVICE CORPORATION
INTERNATIONAL

BY: Name:	/s/ James M. Shelger James M. Shelger
Title:	Senior Vice President
General Counsel and Secretary
“PARENT”

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